Exhibit 99.2

            Comments for 2002 Second Quarter Earnings Conference Call
                        Thursday, July 25, 2002 @ 2:30PM

Dial In # 1- 888-552-7850
International Dial in #: 706-645-9166      International Replay #:  706-645-9291
Replay #: 1- 800-642-1687                  Conference ID #: 4716810
The replay will last until through July 30, 2002

Draft Script

1.       Introduction (Mike Taunton)
o        Note: Conference Call Host will read the Disclaimer.

o        Welcome to the KeySpan's Second Quarter 2002 Conference Call.

o As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our regulated operations. Robert Fani will provide an operational update on our unregulated operations. And Gerry Luterman will follow with a discussion of our financial results. We will take questions and end the call at 3:00 PM. Also with us today are other officers and members of our Finance Team.

o A copy of the Earnings Press Release is available on our web site if you have not already received a fax copy.

o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

And now, our Chairman and CEO, Bob Catell


2.       Opening Comments (Robert Catell)

Thanks, Mike, and good afternoon. I am pleased to report on another solid quarter and continued progress in implementing our strategy of focusing on our core businesses.

Let me start with our earnings results for the second quarter.

Earnings from continuing operations were $27.7 million, or $0.20 per share, as compared to a loss of $11.9 million, or $0.09 per share in the second quarter of 2001. Year to date, earnings from continuing operations were $240.9 million, or $1.71 per share, versus earnings of $210.7 million, or $1.54 per share, last year

These second quarter results reflect the benefit of the continued conversions of customers from oil to gas, as well as cost efficiencies in our gas business. On the electric side, our results were right in line with our forecast and only down slightly from last year, despite the downturn in the economy and softening in the electric market. Results also reflect the benefit of lower interest expenses and the elimination of the amortization of goodwill.

During the quarter, we made significant progress on several fronts:

o In terms of our non-core assets, we completed the sale of the Midland barge business earlier this month - right on schedule.


o In terms of our balance sheet, we successfully completed an offering of $460 million of equity units during the quarter and successfully renegotiated our $1.3 billion credit facility. Coupled with the proceeds from the sale of Midland, this issuance further strengthens our balance sheet and credit ratings - which is critical in this volatile market.

o And in terms of new projects, we also made great strides during the quarter. On Long Island, we completed the installation of 160 megawatts of new electric generating peaking units - ahead of schedule. We also began construction on our 250 megawatt Ravenswood expansion and are on schedule to complete this project by the end of next year.


So, clearly, the quarter was in line with expectations.

Before I turn the call over to Wally and Bob, I would like to comment on the current energy market. As you know, all energy company stock prices -- including KeySpan's - have fallen significantly this month. I would like to differentiate KeySpan from other energy companies.

1. First, we have a clear and viable strategy. Our strategy is focused on our core distribution and electric generation businesses. Our gas business is differentiated by its size, scale and unparalleled growth potential. Our electric business is differentiated by its `load pocket' location and long-term power contracts.

2. Second, our risk profile is conservative. 80% of our earnings comes from regulated or contractual businesses. And we mitigate a significant portion of the remaining risk through hedges of our gas and electric production.

3. Third, we have NO large scale trading operations, and have NOT made any `wash' trades. We made a decision NOT to get into the trading business a long time ago, and have always resisted the pressure to get into this business, even when it was viewed favorably by others. [We have no material exposure to either Dynegy or Williams]

4. Fourth, we have no regulatory issues related to gas commodity agreements - in fact, all of our regulatory agreements have automatic commodity passthroughs with no incentive or exposure to KeySpan.

5. Fifth, -- on our own terms and conditions -- we have taken steps to strengthen our balance sheet and our solid `A' credit rating, which provide us with the access to the capital and liquidity we need to support our business.

6. Sixth, we continue to reiterate our strong commitment to our dividend of $1.78 per share - which now yields nearly 6%.





7. And finally, we have always used `best practices' corporate governance. We have a very strong and active Board of Directors. None of our Board members, other than myself, are employed by the Company... and our audit, compensation and corporate governance committees consist entirely of external Board members. In fact, our corporate governance is based on best practices and is already generally in line with the newly proposed NYSE standards.

Clearly, we believe KeySpan is different from other companies in our industry, and hope that our stock price performance begins to reflect this reality.

At this time, I will turn the call over to Wally Parker who will review our regulated operations.


3.       Regulated Operations -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our regulated business will focus on our core gas and electric businesses... Starting with the gas distribution business...

         Our gas distribution business -- for both the second quarter and six months -- recorded EBIT that exceeded last year's performance by about $9 million. The drivers were the addition of new customers, and continued operation and maintenance efficiencies, as well as the benefit of the elimination of goodwill amortization. The impact of the warm weather - which was 14% warmer than last year on a year to date basis - was partially mitigated by the weather normalization clause built into the New York and Long Island rate structure. In New England, however, weather more directly impacted our performance, as we do not operate under a weather normalization clause.

         During the quarter, we continued to execute our strategy of adding new customers to our existing customer base. And, despite the weather, our sales force successfully converted thousands of customers to gas heat. So far, this year, we have completed more than 23,000 gas installations, which should result in more than $25 million in new gross profit margin.

o In New York, we have added more than $7.5 million in new gross profit margin o In Long Island, we have added more than $9.5 million in new gross profit margin

o And, in our New England territory, we have added nearly $8.0 million in new gross profit margin

         Supporting this performance, our leading indicators -- such as sales calls and new customer leads -- have increased across both our residential and commercial markets. This increase is the result of our Spring Direct mailing campaign and additional TV commercial spots -- both highlighting our free boiler offer and the benefits of natural gas use.

         Overall, we are near target at this point and expect to achieve our gross profit margin goal of $65 million in 2002.

         On the expense side, our cost containment programs resulted in year over year O & M savings [of more than $10 million] in the gas business.

         These cost containment programs, coupled with the new customer additions, are the foundation of the increase in EBIT results in our gas distribution business.






         Lastly, in a major step in integrating all KeySpan gas utilities, we recently fully integrated the customer systems of all of our New England gas companies. The New England customer system was successfully converted to the New York based Customer Related Information System over the July 4th weekend. The effort resulted in the conversion of approximately 800,000 New England customer accounts -- a great example of New York and New England integration and synergies... and continuing to gain value from the Eastern acquisition.

Moving to electric...
         Despite the downturn in the electric market, our results continue to be very consistent, and in line with our internal forecast.

         Our electric business earnings declined only slightly as compared to last year's results, and reflect the stable performance of our electric contracts with the Long Island Power Authority, and our "load pocket" location.

         Our Long Island Transmission and Distribution System was put to the test early in the quarter during the unusual heat experienced in April and has continued to function well throughout the spring and into the summer. This performance reflects the extensive transmission and distribution reinforcement and replacement program we completed prior to the summer.



         On the generation side - we completed all of our intense preparatory work for summer by June 1st. Our preparations paid off as the Long Island generating plants were more than 99% available and the Ravenswood steam units were 100% available during the four-day hot spell earlier this month. Our Ravenswood plants provided 19% of the city's electric needs at the time of peak electric demand.

All in all, another solid quarter for our electric business.

At this point, let me turn it over to Bob Fani to review our unregulated operations.


4.       Unregulated Operations -  (Robert Fani)

Thank You, Wally, and good afternoon
..
         As an extension of Wally's discussion of Electric generation - let me begin with the new peaking generation that was added on Long Island during the second quarter. Of the four companies building new peaking generation on Long Island this summer, KeySpan was the first to put its new units into commercial production. During the quarter, the 160 MW of new peaking generating units we were constructing at Glenwood Landing and Port Jefferson were completed ahead of schedule - two units at Glenwood Landing completed on June 1st , and the other two at Port Jefferson completed on July 1st. The new units were immediately put to use when Long Island set new records for both total electric consumption and peak electric demand of 5,030 MW's on July 3rd. The Glenwood unit actually added $1 million to EBIT by coming on line a month early. As you know, 100% of the power from these units is purchased by the Long Island Power Authority under a long-term contract.

         And, in New York City, we continue our progress with our electric generation project at Ravenswood as we started construction during the quarter and move toward a scheduled operational date of the end of 2003.

         Moving to KeySpan Energy Supply, which manages Ravenswood's energy... results were essentially in line with last year's results. In terms of the summer energy margins, as you know, we are forecasting summer peak spark spreads of $40 or so at Ravenswood.

In the forward market, we already hedged 50% of our peak summer output. These hedges were at prices in line with this internal forecast. And in the spot market, although spark spreads have decreased dramatically across the nation, prices in the New York region have held up well, partially due to the hot weather we have experienced. Recent spark spreads for the summer peak have been near our forecast -- despite the market mitigation measures instituted by the New York ISO, which have impacted the realized spark spreads of all New York City generators.

         On the flip side, we have seen some "softening" in the capacity market as a result of the more competitive pricing by electric generators that bid into the NY ISO energy markets. In addition, the ISO has implemented a new methodology for calculating available capacity from energy generators, such as Ravenswood, and for determining the level of capacity that load serving entities need to procure. This methodology has created 400 additional MW's of excess capacity - on paper-- in the New York load pocket and resulted in lower capacity prices.

         Moving to KeySpan Energy Services, which is primarily comprised of the operations of Home Energy Services and Business Solutions.


         EBIT declined by $6 million as compared to last year's second quarter --excluding 2001 special charges. In our Home Energy Services business -- the decline reflects the impact of fewer new commodity customers. In addition, the mild weather resulted in fewer `on-demand' service requests early in the quarter, and fewer replacements of heating equipment that are typically requested by customers after the heating season. Also contributing to the decline was fewer annual renewals for appliance service contracts.
We have taken significant steps toward reducing overhead associated with this business segment - we have shifted our focus away from retail commodity sales. We have also consolidated our unregulated call center facilities to effectively utilize our corporate resources in Melville, Long Island. In addition, we have further analyzed the performance in our Westchester marketplace and have decided upon exiting the commercial sector and scaling back the residential sector, thus causing us to incur some additional costs. These moves have reduced headcount and should improve efficiencies in the operations of Home Energy services. We continue to analyze and make decisions to effectively restructure this entity in an effort to achieve profitability, and to build a viable business which complements KeySpan's strong brand equity in the regulated business.





Next Business Solutions... The integration of this business into hubs continues as we have merged the mechanical contracting and HVAC capabilities of two of our recently acquired enterprises in order to more effectively and profitably operate within our New York Hub. Business Solutions has become more stable, is near its target and continues to show improvement as a result of its continued significant backlog of work.

Moving to Energy Investments...

During the second quarter, Houston Exploration achieved a 15% increase in production to 26.3 Bcfe - a record level. The six-month production of 51.9 Bcfe improved by a solid 11% from last year. Despite the production increase, second quarter EBIT from our E&P operations was lower than last year by $20 million. The main driver of the quarterly results was, of course, a 30% decrease in gas commodity prices from $4.54 per Mcf in 2001 to $3.19 per Mcf in 2002.

Given this volatility in the gas commodity markets, the Houston Exploration Company has hedged approximately 64% of 2002 production at a weighted average floor price of $3.40 per MMBtu and approximately 40% of 2003 production at a weighted average floor price of $3.35 per MMBtu. In addition, the Company is reviewing additional hedges for 2003 and new hedges in 2004.




And finally, in terms of non-core assets... In this quarter, we continued to move forward by completing the sale of Midland. As you may recall, the sale of Midland Enterprises to Ingram Industries was announced in January 2002. The sale closed on July 2 with a purchase price of approximately $240 million and Ingram assuming an additional $135 million of debt from Midland.

         At this time, I will turn it over to Gerry for a more detailed financial review of our results.

5.       Earnings Results -  (Gerry Luterman)
Thanks Bob and good afternoon.

         As stated earlier, our second quarter consolidated results from continuing operations were $27.7 million or $0.20 per share as compared to a loss of $11.9 million or $0.09 per share in the second quarter of 2001. On a consolidated year to date basis, earnings from continuing operations were $240.9 million or $1.71 per share, as compared to the $210.7 million or $1.54 per share earned in the six months ended June 2001. Results were in line with our internal forecast and Wall Street consensus.

         In order for you to keep the numbers comparable... Excluding special items for the former Roy Kay companies, 2001 earnings were $18.2 million, or $0.13 per share, in the second quarter, and $246.3 million, or $1.79 per share, for the six-months ended June 30.

         As previously announced, we finalized the sale of Midland Enterprises after receiving IRS approval to defer Federal Taxes. During the second quarter, we recorded as discontinued operations an expense of $19.7 million, or $0.14 per share, primarily as an additional tax provision for any potential state and local taxes which may be related to this transaction.

         Therefore, total 2002 Consolidated Basic Earnings per share including discontinued operations - were $0.06 per share for the quarter and $1.57 per share for the six months ended June 30, as compared to 2001 results, which were a loss of $0.06 per share for the quarter and earnings of $1.57 per share for the six month period.

         We continue to benefit from the positive impact of the adoption of FAS 142, which discontinued the amortization of goodwill. Consolidated results benefited by $12.6 million for the quarter and $25.2 million for the six-months ended June 2002. More than half of the benefit was reflected in our gas distribution operations.

         During the quarter, we also benefited from lower interest costs. These interest savings were attributable to lower interest rates on commercial paper, and the benefit of interest rate swaps used to optimize the Company's mix of fixed and variable debt.

In terms of EBIT...

Total EBIT for the quarter was $112.3 million versus $85.2 million in the second quarter of last year. Total EBIT for the six months ended June 2002 was $518.3 million - a decrease of approximately $30 million as compared to $547.3 million earned in 2001 -- due to a $70 million EBIT decrease in the E&P business. The main driver of this E&P EBIT decrease was the 40% decrease in gas commodity prices in 2002.

Moving to other financial matters:

o For comparison purposes, our average common shares outstanding for the six months ended June 30, 2002 increased by 2.3% from 137.4 million shares in 2001 to 140.6 million shares in 2002 from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding reduced earnings per share for the six months ended June 30, 2002 by $0.04 per share compared to the corresponding period in 2001.

o Our Board declared a quarterly cash dividend of $0.445 per share, payable August 1st to shareholders of record on July 18. Our dividend is $1.78 per share - which currently yields nearly 6%.

o During the quarter, we completed the issuance of $460 million of Mandatory Enhanced Dividend Securities Units (MEDS), which included the exercise of the $60 million over allotment. The MEDS were issued with a coupon of 8 3/4% and a 20% stock price conversion premium. The proceeds from this issuance were used to reduce commercial paper.

o For the purpose of calculating the debt to total capitalization ratio with the rating agencies and under our bank covenants, at least 80% of the MEDS units are considered as equity. The GAAP debt-to-total capitalization ratio for the six-months ended June 30, 2002 was 65.7% -- about the same as at year-end due to the debt GAAP treatment of the MEDS. When calculated with the pro-forma "Rating Agency " methodology, the debt-to-total capitalization ratio is reduced from 65% in the first quarter to about 61%. This improvement includes the benefit of the proceeds received from the sale of Midland, which were used to pay down commercial paper.

o Additionally, we successfully re-negotiated through July 2003 our 364-day revolving credit facility of $1.3 billion, which serves as a back up to our commercial paper program. The facility was over subscribed as 16 banks participated.





 And finally, we are reaffirming our prior 2002 earnings guidance of $2.60 to $2.75 per share. KeySpan's 2002 earnings from core operations are forecasted to be approximately $2.40 to $2.45 per share. And the forecast from our E&P operations is approximately $0.20 to $0.30 per share. After six months, we have earned $1.56 from core operations vs. $1.35 in 2001, excluding 2001 special charges. And in the E&P business, we earned 15 cents vs. 44 cents in 2001. These strong earnings from core operations reinforce our stated guidance.

I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thanks, Gerry

Let me close the call by reiterating our focus on our core gas and electric businesses, and the continued execution of our strategy as evidenced by our first half results.

Again, let me reiterate:

-        We have a clear and viable strategy

-        Our risk profile is very conservative

-        We have no large scale trading operations

-       We have no regulatory issues related to commodity agreements

-       We have a strong balance sheet and solid `A' credit rating

-       We have a solid and very secure dividend of $1.78 per share

-       And we have always used `best practices' corporate governance

Clearly, we believe KeySpan is differentiated from other companies in our industry, and provides excellent value to our shareholders.

Thank you. At this time, we would be happy to take your questions.

(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan, and hope you enjoy the rest of a very hot summer!